Exhibit 99.1

       Brookline Bancorp Announces 2007 Third Quarter Earnings
                       and Dividend Declaration

    BROOKLINE, Mass.--(BUSINESS WIRE)--Oct. 18, 2007--Brookline Bancorp, Inc. (the "Company") (NASDAQ: BRKL) announced today its earnings for the 2007 third quarter and approval by the Board of Directors of a regular quarterly dividend of $0.085 per share payable November 15, 2007 to stockholders of record on October 31, 2007.

    The Company earned $4,249,000, or $0.07 per share on a basic and diluted basis, for the quarter ended September 30, 2007 compared to $5,109,000, or $0.08 per share on a basic and diluted basis, for the quarter ended September 30, 2006. The decline in net income was attributable primarily to lower dividend income from the Federal Home Loan Bank of Boston ("FHLB"), a higher provision for loan losses and higher expenses for professional services and loan collection costs.

    As a result of a change in policy regarding the timing of dividend declarations, the FHLB declared cash dividends on its common stock in the 2006 third quarter that were equivalent to two quarters of income. Of the $761,000 of dividend income received in the 2006 third quarter, $378,000 ($220,000 on an after-tax basis) is the amount that would have been recognized in the 2006 second quarter if the FHLB had not changed its policy.

    Net income for the nine months ended September 30, 2007 was $14,043,000, or $0.24 per share ($0.23 per share on a diluted basis), compared to $15,435,000, or $0.25 per share on a basic and diluted basis. These earnings include the operating results of Eastern Funding LLC ("Eastern") since April 2006, the date the Company acquired a controlling interest in Eastern. The 2006 period included gains on the sale of marketable equity securities of $558,000 ($358,000 on an after-tax basis); no securities were sold in the 2007 period. The decline in net income was also attributable primarily to the same factors depressing third quarter results, exclusive of the FHLB dividend matter.

    Interest rate spread declined from 2.16% in the 2006 nine month period to 2.13% in the 2007 nine month period and from 2.17% in the 2006 third quarter to 2.14% in the 2007 third quarter, but improved from 2.11% in the 2007 first quarter and 2.13% in the 2007 second quarter. Net interest margin increased from 3.13% in the 2006 nine month period to 3.18% in the 2007 nine month period. The improvement in net interest margin resulted primarily from an increase in higher yielding loans. Net interest margin, however, declined from 3.20% in the 2007 first quarter to 3.18% in the 2007 second quarter and 3.16% in the 2007 third quarter. The decline was due to a reduction in stockholders' equity resulting primarily from repurchases of the Company's common stock. The inverted yield curve, which existed for some time, started to modestly slope upward in the 2007 second quarter. Meaningful improvement in interest rate spread and net interest margin, however, will continue to be difficult until the yield curve becomes more upward in slope.

    Interest income was 11% higher in the first nine months of 2007 than in the first nine months of 2006. Net interest income, however, increased only 3% as interest expense rose 21%. The Company's mix of deposits continued to shift from lower rate transaction deposit accounts to higher rate certificates of deposit. Certificates of deposit comprised 64% of total retail deposits at September 30, 2007 compared to 61% at December 31, 2006.

    The average rate earned on mortgage loans, the Company's largest asset category, declined from 6.44% in the 2006 third quarter to 6.34% in the 2007 third quarter. Over the past year, it was increasingly difficult to incorporate rising funding costs into the pricing of mortgage loan originations. Some financial institutions and other entities active in mortgage lending sought to enhance yields by originating higher risk mortgage loans. The Company refrained from such originations and, at September 30, 2007, its loan portfolio did not include any subprime mortgage loans. The decision to maintain high underwriting standards and aggressive loan pricing by competitors resulted in less loan originations and a decline of $56 million in the average balance of mortgage loans outstanding in the first nine months of 2006 compared to the first nine months of 2007. Mortgage loans, net of unadvanced funds, amounted to $1.02 billion at September 30, 2007.

    Offsetting a decline in mortgage loan income was interest income derived from indirect automobile ("auto") loans, Eastern loans and commercial loans. The average balance of auto loans outstanding increased $77 million in the 2007 nine month period compared to the 2006 nine month period and $22 million in the 2007 third quarter compared to the 2007 second quarter. Auto loans amounted to $606 million at September 30, 2007. Of greater importance was the increase in the yield on auto loans in those respective periods from 5.01% to 6.09% and from 6.14% to 6.31%. The average balance of Eastern loans outstanding increased from $129 million in the 2007 second quarter to $140 million in the 2007 third quarter. The yields on those loans were 10.70% and 10.57%, respectively. The average balance of commercial loans grew $6.8 million in the 2007 third quarter to $76 million and the average yield on those loans was 7.14%.

    The provision for loan losses, which is comprised of amounts relating to the auto loan portfolio, the Eastern loan portfolio and the remainder of the Company's loan portfolio, was $1,503,000 in the 2007 third quarter compared to $813,000 in the 2006 third quarter and $3,860,000 in the 2007 nine month period compared to $2,420,000 in the 2006 nine month period.

    The amounts provided for auto loan losses in the 2007 and 2006 third quarters were $1,389,000 and $850,000, respectively, and $3,012,000 and $2,355,000, respectively, in the 2007 and 2006 nine month periods. The increases resulted from higher loan balances and a rise in charge-offs. Net charge-offs were $1,232,000 in the 2007 third quarter (resulting in an annualized rate of net charge-offs of 0.80% based on the average balance of loans outstanding) and $2,527,000 in the 2007 nine month period (0.57% annualized rate of net charge-offs). Net charge-offs in the 2006 nine month period were $1,381,000 (0.36% annualized rate of net charge-offs). Loans delinquent 30 days or more were $7,437,000, or 1.23% of loans outstanding at September 30, 2007, compared to $7,092,000 (1.31%) at December 31, 2006. The rise in net charge-offs is due primarily to economic pressures affecting the ability of consumers to service their debt and larger per unit losses upon auto repossession due to weaker demand and slowing retail auto business activity.

    The provisions for loan losses related to the Eastern portfolio in the 2007 and 2006 third quarters were $114,000 and $238,000, respectively, $823,000 in the 2007 nine month period and $415,000 in the six month period ended September 30, 2006. Net charge-offs declined from $391,000 in the 2007 first quarter to $288,000 in the 2007 second quarter and $63,000 in the 2007 third quarter, which was aided by recoveries of $179,000 in that quarter. The resulting annualized rate of net charge-offs for the 2007 nine month period was 0.75% of average loans outstanding. Loans delinquent 30 days or more increased from $1,436,000 (1.13% of total loans) at December 31, 2006 to $2,002,000 (1.45%) at June 30, 2007 and $3,414,000 (2.44%) at
September 30, 2007. Loans on non-accrual at those respective dates were $657,000 (0.52% of total loans), $2,254,000 (1.63%) and
$2,169,000 (1.55%). The total allowance for loan losses related to Eastern's loans was $2,377,000, or 1.80% of loans outstanding at September 30, 2007 (excluding seasoned loans purchased at the end of the 2007 second quarter). Despite a much lower rate of charge-off experience, the allowance is maintained at 1.80% in recognition of the higher risk exposure associated with Eastern's loans. The higher risk exposure is the reason why the rates charged on the loans are significantly above those on other segments of the Company's loan portfolio.

    Regarding the remainder of the Company's loan portfolio, which is comprised primarily of mortgage loans and commercial loans, the provisions for loan losses in the 2007 third quarter and nine month period were none and $25,000, respectively. In the 2006 third quarter and nine month period, credits to the provision for loan losses of $275,000 and $350,000, respectively, were taken to income as a result of reductions in loans outstanding caused by payoffs. No mortgage loans or commercial loans were charged off in 2007 or 2006. Loans delinquent 30 days or more at September 30, 2007 were insignificant at $956,000.

    Excluding securities gains, the increases in non-interest income in the 2007 third quarter and nine month periods compared to the same periods for 2006 were due primarily to higher deposit service and loan fees, including fees from prepayment of loans.

    Non-interest expenses were $763,000, or 7.9%, higher in the 2007 third quarter than in the 2006 third quarter due primarily to higher expenses related to auto loan growth, higher marketing expenses for promotion of deposit programs, higher legal fees and higher costs for loan collections and auto repossessions. The $3,116,000, or 11.4%, increase in non-interest expenses for the 2007 nine month period compared to the 2006 nine month period was due primarily to the inclusion of Eastern for only six months in 2006, higher professional fees for legal and audit services, and higher costs for loan collections and auto repossessions.

    During the 2007 third quarter, the Company repurchased 457,300 shares of its common stock at a total cost of $4,831,000, or $10.56 per share including transaction costs. In the 2007 nine month period, the Company repurchased 2, 517,300 shares of its common stock at a total cost of $29,671,000, or $11.79 per share including transaction costs. The foregone interest income resulting from the stock repurchases was approximately $357,000 in the 2007 third quarter and $527,000 in the 2007 nine month period. As of September 30, 2007, the Company remained authorized by the Board of Directors to repurchase an additional 3,755,232 shares.

    The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Projections about future events are subject to risks and uncertainties that could cause actual results to differ. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.



              BROOKLINE BANCORP, INC.  AND SUBSIDIARIES
                     Consolidated Balance Sheets
                   (In thousands except share data)


                                   September    December   September
                                       30,         31,         30,
                                      2007        2006        2006
                                   ----------- ----------- -----------
              ASSETS
Cash and due from banks            $   15,665  $   18,237  $   16,483
Short-term investments                130,254     134,417      97,454
Securities available for sale         265,424     335,246     367,373
Securities held to maturity
 (market value of $203, $242 and
 $754, respectively)                      195         233         745
Restricted equity securities           26,563      28,567      28,567
Loans                               1,892,087   1,792,062   1,800,408
Allowance for loan losses             (23,461)    (23,024)    (25,066)
                                   ----------  ----------  ----------
   Net loans                        1,868,626   1,769,038   1,775,342
                                   ----------  ----------  ----------
Accrued interest receivable             9,897      10,310      10,697
Bank premises and equipment, net        9,267       9,335       9,681
Deferred tax asset                     10,936      11,036      11,581
Prepaid income taxes                    1,089       1,801       1,690
Goodwill                               42,545      42,545      42,489
Identified intangible assets, net
 of accumulated amortization of
 $6,115, $4,604 and $4,035,
 respectively                           6,837       8,348       8,917
Other assets                            4,608       3,927       4,453
                                   ----------  ----------  ----------
   Total assets                    $2,391,906  $2,373,040  $2,375,472
                                   ==========  ==========  ==========

     LIABILITIES AND STOCKHOLDERS'
      EQUITY
----------------------------------
Retail deposits                    $1,244,642  $1,210,206  $1,187,700
Brokered deposits                      67,991      78,060      78,096
Borrowed funds                        512,019     463,806     489,537
Subordinated debt                       7,024      12,092      12,123
Mortgagors' escrow accounts             5,429       5,114       5,580
Accrued expenses and other
 liabilities                           21,997      19,494      20,223
                                   ----------  ----------  ----------
   Total liabilities                1,859,102   1,788,772   1,793,259
                                   ----------  ----------  ----------

Minority interest in subsidiary         1,321       1,375       1,331
                                   ----------  ----------  ----------

Stockholders' equity:
  Preferred stock, $0.01 par
   value; 50,000,000 shares
   authorized; none issued                  -           -           -
  Common stock, $0.01 par value;
   200,000,000 shares authorized;
   63,256,281 shares, 62,989,384
   shares and 62,989,384 shares
   issued, respectively                   633         630         630
  Additional paid-in capital          511,758     508,248     507,056
  Retained earnings, partially
   restricted                          70,109      96,229      95,938
  Accumulated other comprehensive
   income (loss)                            7        (640)     (1,091)
  Treasury stock, at cost -
   3,922,911 shares, 1,405,611
   shares and 1,405,611 shares,
   respectively                       (47,815)    (18,144)    (18,144)
  Unallocated common stock held by
   ESOP - 588,500 shares, 629,081
   shares and 643,104 shares,
   respectively                        (3,209)     (3,430)     (3,507)
                                   ----------  ----------  ----------
     Total stockholders' equity       531,483     582,893     580,882
                                   ----------  ----------  ----------

     Total liabilities and
      stockholders' equity         $2,391,906  $2,373,040  $2,375,472
                                   ==========  ==========  ==========






                   BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                    Consolidated Statements of Income
                     (In thousands except share data)

                            Three months ended     Nine months ended
                               September 30,         September 30,
                           --------------------- ---------------------
                              2007       2006       2007       2006
                           ---------- ---------- ---------- ----------

Interest income:
  Loans                       $31,258    $29,154   $ 91,181    $81,356
  Debt securities               3,342      3,774     10,682     11,033
  Marketable equity
   securities                      15         30         50         93
  Restricted equity
   securities                     469        763      1,353      1,074
  Short-term investments        1,759      1,436      5,242      3,874
                           ---------- ---------- ---------- ----------
   Total interest income       36,843     35,157    108,508     97,430
                           ---------- ---------- ---------- ----------

Interest expense:
  Retail deposits              11,476      9,523     33,332     25,354
  Brokered deposits             1,019        968      3,092      1,605
  Borrowed funds                6,211      6,256     17,371     17,313
  Subordinated debt               140        236        531        667
                           ----------     ------ ---------- ----------
   Total interest expense      18,846     16,983     54,326     44,939
                           ----------     ------ ---------- ----------

Net interest income            17,997     18,174     54,182     52,491
Provision for loan losses       1,503        813      3,860      2,420
                           ----------     ------ ---------- ----------
   Net interest income
    after provision for
    loan losses                16,494     17,361     50,322     50,071
                           ----------     ------ ---------- ----------

Non-interest income:
  Fees and charges                926        829      3,217      2,362
  Gains on securities, net          -          -          -        558
  Other income                      1          8         40         28
                           ---------- ---------- ---------- ----------
   Total non-interest
    income                        927        837      3,257      2,948
                           ---------- ---------- ---------- ----------

Non-interest expense:
  Compensation and
   employee benefits            5,227      5,027     15,712     14,462
  Occupancy                       854        837      2,545      2,396
  Equipment and data
   processing                   1,700      1,538      4,872      4,478
  Professional services           462        365      1,477      1,007
  Advertising and
   marketing                      406        294        813        749
  Amortization of
   identified intangibles         503        569      1,510      1,665
  Other                         1,243      1,002      3,521      2,577
                           ---------- ---------- ---------- ----------
   Total non-interest
    expense                    10,395      9,632     30,450     27,334
                           ---------- ---------- ---------- ----------

Income before income taxes
 and minority interest          7,026      8,566     23,129     25,685
Provision for income taxes      2,711      3,383      8,932     10,109
                           ---------- ---------- ---------- ----------
   Net income before
    minority interest           4,315      5,183     14,197     15,576

Minority interest in
 earnings of subsidiary            66         74        154        141
                           ---------- ---------- ---------- ----------
   Net income                 $ 4,249    $ 5,109   $ 14,043    $15,435
                           ========== ========== ========== ==========

Earnings per common share:
   Basic                      $  0.07    $  0.08   $   0.24    $  0.25
   Diluted                       0.07       0.08       0.23       0.25

 Weighted average common
 shares outstanding during
        the period:
   Basic                   58,541,627 60,387,098 59,597,169 60,353,648
   Diluted                 59,020,681 61,060,561 60,171,865 61,064,942




               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                        Average Yields / Costs

                           Three months ended September 30,
                 -----------------------------------------------------
                            2007                       2006
                 -----------------------------------------------------
                                     Average                   Average
                  Average   Interest yield/  Average  Interest yield/
                  balance      (1)    cost   balance     (1)    cost
                 ---------- -------- ------------------------- -------
                        (Dollars in thousands)
Assets
----------------
Interest-earning
 assets:
  Short-term
   investments   $  134,882    1,759  5.17% $  108,992 $ 1,436  5.23%
  Debt
   securities
   (2)              269,968    3,428  5.08     349,759   3,865  4.42
  Equity
   securities
   (2) (4)           27,704      490  7.02      31,215     805 10.23
  Mortgage loans
   (3)            1,029,843   16,316  6.34   1,075,151  17,305  6.44
 Commercial
  loans -
  Eastern
  Funding (3)       140,105    3,703 10.57     122,349   3,338 10.82
  Other
   commercial
   loans (3)         76,076    1,358  7.14      67,866   1,190  7.01
  Indirect
   automobile
   loans (3)        616,968    9,815  6.31     541,343   7,263  5.32
  Other consumer
   loans (3)          3,450       66  7.65       3,058      58  7.59
                  --------- --------         --------- -------
   Total
    interest-
    earning
    assets        2,298,996   36,935  6.41%  2,299,733  35,260  6.11%
                            -------- -----             ------- -----
Allowance for
 loan losses        (23,310)                   (25,000)
Non-interest
 earning assets      99,626                    104,092
                 ----------                 ----------
   Total assets  $2,375,312                 $2,378,825
                 ==========                 ==========

Liabilities and
 Stockholders'
 Equity
----------------
Interest-bearing
 liabilities:
 Deposits:
  NOW accounts   $   81,869       63  0.31% $   86,869      54  0.25%
  Savings
   accounts          90,684      360  1.57     111,492     478  1.70
  Money market
   savings
   accounts         224,967    1,628  2.87     221,066   1,458  2.62
  Retail
   certificates
   of deposit       767,063    9,425  4.87     694,076   7,533  4.31
                 ---------- --------        ---------- -------
    Total retail
     deposits     1,164,583   11,476  3.91   1,113,503   9,523  3.39
  Brokered
   certificates
   of deposit        74,996    1,019  5.39      71,574     968  5.37
                 ---------- --------        ---------- -------
  Total deposits  1,239,579   12,495  4.00   1,185,077  10,491  3.51
 Borrowed funds     502,870    6,211  4.83     512,691   6,256  4.77
 Subordinated
  debt                7,034      140  7.79      12,144     236  7.60
                 ---------- --------        ---------- -------
  Total interest
   bearing
   liabilities    1,749,483   18,846  4.27%  1,709,912  16,983  3.94%
                            -------- -----             ------- -----
Non-interest-
 bearing demand
checking
 accounts            63,405                     59,864
Other
 liabilities         25,470                     24,088
                 ----------                 ----------
  Total
   liabilities    1,838,358                  1,793,864
Stockholders'
 equity             536,954                    584,961
                 ----------                 ----------
  Total
   liabilities
   and
   stockholders'
   equity
                 $2,375,312                 $2,378,825
                 ==========                 ==========
Net interest
 income (tax
 equivalent
 basis)/interest
 rate spread (5)              18,089  2.14%             18,277  2.17%
                                     =====                     =====
Less adjustment
 of tax exempt
 income                           92                       103
                            --------                   -------
Net interest
 income                     $ 17,997                   $18,174
                            ========                   =======
Net interest
 margin (6)                           3.16%                     3.11%
                                     =====                     =====


(1) Tax exempt income on equity securities and municipal bonds is included on a tax equivalent basis.
(2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.
(3)    Loans on non-accrual status are included in average balances.
(4) The Federal Home Loan Bank ("FHLB") changed the timing of its declaration of dividends on its common stock. As a result, no dividend was declared by the FHLB in the second quarter of 2006 and, accordingly, no dividend income was recognized by the Company in that period. In the third quarter of 2006, the FHLB declared dividends that were equivalent to two quarterly periods. The amount of dividend income recognized by the Company in the third quarter of 2006 was $761. The yield on average interest-earning assets in the three months ended September 30, 2006 was 0.06% higher than it otherwise would have been if the equivalent of an extra quarterly dividend had not been received during that three month period.
(5) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.




               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
               Selected Financial Ratios and Other Data

                                        Three months    Nine months
                                            ended           ended
                                        September 30,   September 30,
                                       --------------- ---------------
                                          2007    2006    2007    2006
                                       ------- ------- ------- -------

Performance Ratios (annualized):
Return on average assets                 0.72%   0.86%   0.79%   0.89%
Return on average stockholders' equity   3.17%   3.49%   3.36%   3.48%
Interest rate spread                     2.14%   2.17%   2.13%   2.16%
Net interest margin                      3.16%   3.15%   3.18%   3.13%

Dividends paid per share during period $0.285  $0.285  $0.655  $0.655




                                          At          At        At
                                      September   December   September
                                          30,         31,       30,
                                         2007        2006      2006
                                      ----------- ---------- ---------
                                      (dollars in thousands except per
                                                 share data)
Capital Ratio:
Stockholders' equity to total assets 22.22% 24.56% 24.45% Tangible stockholders' equity to
 total assets                           20.58%      22.91%      22.78%

Asset Quality:
Non-accrual loans                     $ 3,373 (A) $   900     $ 1,063
Non-performing assets                   4,820 (A)   1,959       2,299
Allowance for loan losses              23,461 (B)  23,024 (B)  25,066
Allowance for loan losses as a
 percent of total loans                  1.24% (B)   1.28% (B)   1.39%
Non-performing assets as a percent of
 total assets                            0.20%       0.08%       0.10%

(A) Non-accrual loans and non-performing assets at June 30, 2007 amounted to $2,986 and $4,224, respectively.

(B) Net of transfers to allowance for unfunded loan commitments of $1,445 at September 30, 2007 and $1,286 at December 31, 2006, which are included in other liabilities at those dates. If the transfers had not been made, the allowance for loan losses as a percent of total loans would have been 1.32% at September 30, 2007 and 1.36% at December 31, 2006.

Per Share Data:
Book value per share                  $  8.93     $  9.47     $  9.43
Tangible book value per share            8.10        8.64        8.60
Market value per share                  11.59       13.17       13.75


    CONTACT: Brookline Bancorp, Inc.
             Paul Bechet, 617-278-6405
             Chief Financial Officer